Exhibit 10.1

LEASE AMENDMENT AND TERMINATION AGREEMENT

THIS LEASE AMENDMENT AND TERMINATION AGREEMENT (“Agreement”) is made as of March 29, 2023 (“Effective Date”), by and between 99 HAYDEN LLC, a Delaware limited liability company (“Landlord”), and CYTEIR THERAPEUTICS, Inc., a Delaware corporation (“Tenant”).

RECITALS:

WHEREAS, Landlord’s predecessor in interest, 128 Spring Street Lexington, LLC, a Delaware limited liability company, and Tenant entered into a certain Lease dated August 8, 2018 (the “Original Lease”), as amended by that certain First Amendment to Lease dated October 15, 2019 (the “First Amendment”), and that certain Second Amendment to Lease dated July 1, 2021 (the “Second Amendment” and collectively with the Original Lease and the First Amendment, the “Lease”) for certain premises consisting of approximately 20,167 rentable square feet, 7,442 rentable square feet of which is known as Suite 510A located on the 500 Level of the A Building (“Suite 510A”), 7,194 rentable square feet of which is known as Suite 400 located on the 400 Level of the A Building (“Suite 410A”, and collectively with Suite 510A, the “Original Premises”) and 5,531 rentable square feet of which is located on the 400 Level of the B Building (the “Expansion Premises”, and collectively with the Original Premises, the “Leased Premises”) of Ledgemont Technology Center at 99 Hayden Avenue, Lexington, Massachusetts (the “Building”), all as more particularly described in the Lease.

WHEREAS, Landlord and Tenant entered into that certain Temporary Storage License Agreement dated July 7, 2021 (the “Storage License”) whereby Landlord granted, on a month-to-month basis, Tenant a license for temporary storage for certain premises containing approximately one hundred forty (140) rentable square feet of space located on the 200 Level of Building C, loading dock, located at 99 Hayden Avenue, Lexington, Massachusetts (the “Licensed Premises”, and collectively with the Leased Premises, the “Demised Premises”).

WHEREAS, the current term of the Lease is set to expire on December 31, 2025.

WHEREAS, Tenant and Landlord have mutually agreed to an early termination of the Lease, subject to and in accordance with the terms and conditions of this Agreement.

AGREEMENT:

In consideration of the mutual benefits and covenants contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, Landlord and Tenant hereby agree as follows:

1. Reduction of Demised Premises.

(a) Notwithstanding any provision of the Lease to the contrary, effective as of 11:59 PM (Eastern) on March 31, 2023 (the “Reduction Date”), the Demised Premises shall be reduced to exclude (i) the Original Premises, containing approximately 14,636 square feet of space, and (ii) the Licensed Premises (collectively, the “Reduction Premises”) and Tenant shall vacate same on the Reduction Date in accordance herewith. Effective as of the Reduction Date, neither Tenant nor anyone claiming by, through, or under Tenant shall have any further rights with respect to the Reduction Premises. In connection with the foregoing, effective as of the Reduction Date: (x) the term of the Lease shall expire with respect to the Original Premises (except for those obligations of Tenant that expressly survive the expiration or earlier termination of the Lease (collectively, the “Surviving Obligations”), (y) the Storage License shall automatically terminate and be of no further force and effect (except for those obligations of Tenant that expressly survive the expiration or earlier termination of the Storage License), and (z) the Demised Premises shall be deemed to include only the Expansion Premises, containing approximately 5,531 rentable square feet of space, and all references in the Lease to “Premises” shall be deemed to mean the Expansion Premises unless the context requires otherwise. Notwithstanding anything to the contrary contained herein, Tenant shall continue to have access to an IT closet and associated IT equipment located in Suite 510A in the Reduction Premises until no later than May 31, 2023 to allow Tenant to relocate such IT equipment to the Expansion Premises.

(b) Tenant shall surrender and yield up to Landlord all of its right, title and interest in the Reduction Premises and vacate, surrender and deliver exclusive possession of the Reduction Premises to Landlord on or before 11:59 P.M. (Eastern) on the Reduction Date, in accordance with and in such condition as required under the Lease (the “Reduction Premises Surrender Obligations”). Notwithstanding the foregoing, Tenant shall drain and properly dispose of any refrigerant held in the three (3) supplemental HVAC units servicing the 400 level and located on the side of the Building as well as the four (4) supplemental HVAC units servicing the 500 level and located on the roof, which are identified on Exhibit A attached hereto (“Supplemental HVAC Units”). Any disposal of the refrigerant shall be by a Landlord approved licensed waste hauler and in no event shall the refrigerant be disposed down the rooftop or sink drains or on the office park.

(c) Tenant shall continue to pay all Base Rent, Additional Rent and all other amounts payable under the Lease and the Storage License for the Reduction Premises and shall perform all other obligations of Tenant under the Lease and the Storage License, until the later of (i) Reduction Date or (ii) upon completion of Tenant’s Reduction Premises Surrender Obligations. In the event that Tenant has not completed Tenant’s Reduction Premises Surrender Obligations by the Reduction Date, then Base Rent, Additional Rent and other amounts payable under the Lease and the Storage License for the Reduction Premises will be owed on a per diem basis for each day Tenant has not completed Tenant’s Reduction Premises Surrender Obligations after the Reduction Date. For clarity, Tenant’s continued ability to access an IT closet and associated IT equipment in Suite 510A pursuant to Section 1(a) of this Agreement shall not constitute Tenant’s failure to complete Tenant’s Reduction Premises Surrender so long it is completed by May 31, 2023.

(d) Tenant shall obtain final readings of all Utility Services (as such term is defined in the Lease) for the Reduction Premises as of the Reduction Date and Tenant shall be responsible for paying all such amounts due through the Reduction Date on or before the Reduction Date (and upon Landlord’s written request, Tenant shall provide Landlord with evidence of such payment on the Reduction Date). Landlord and Tenant shall cooperate in good faith to have the Utility Services serving the Reduction Premises switched to Landlord’s account upon the Reduction Date so that utility service to the Reduction Premises may remain uninterrupted.

2. Termination of Lease.

(a) Notwithstanding any provision of the Lease to the contrary, the Lease shall automatically terminate and be of no further force or effect (except for the Surviving Obligations) and all of Tenant’s right, title and interest in the Expansion Premises shall terminate, effective as of 11:59 PM (Eastern) on October 31, 2023 (the “Termination Date”) and Tenant shall vacate same on or before the Termination Date in accordance herewith. Effective as of the Termination Date, neither Tenant nor anyone claiming by, through, or under Tenant shall have any further rights with respect to any portion of the Expansion Premises or the Building, or the real property and improvements of which the Expansion Premises and the Building are a part, under the Lease or otherwise, and Tenant shall have no further obligations under the Lease except for the Surviving Obligations and except as expressly set forth in this Agreement, it being expressly acknowledged and agreed that any and all use restrictions or exclusive use rights with regard to the Expansion Premises, the Demised Premises, the Building or the Property (as such term is defined in the Lease), so called, in favor of Tenant (if any) are hereby terminated and forever released on and as of the Termination Date.

(b) Tenant shall pay all Base Rent and all other amounts payable under the Lease solely for the Expansion Premises and shall perform all other obligations of Tenant under the Lease with respect to the Expansion Premises until the later of (i) the Termination Date (as herein defined), and (ii) upon completion of Tenant’s Expansion Premises Surrender Obligations (as defined herein). Base Rent for the Expansion Premises shall be payable in the amounts set forth in Section 3(a) of the Second Amendment.

(c) Tenant shall surrender and yield up to Landlord all of its right, title and interest in the Expansion Premises and vacate, surrender and deliver exclusive possession of the Expansion Premises to Landlord on or before 11:59 P.M. (Eastern) on the Termination Date, in accordance with and in such condition as required under the Lease (the “Expansion Premises Surrender Obligations”).

(d) Tenant shall obtain final readings of all Utility Services (as such term is defined in the Lease) for the Expansion Premises as of the Termination Date and Tenant shall be responsible for paying all such amounts due through the Termination Date on or before the Termination Date (and upon Landlord’s written request, Tenant shall provide Landlord with evidence of such payment on the Termination Date). Landlord and Tenant shall cooperate in good faith to have the utilities serving the Expansion Premises switched to Landlord’s account upon the Termination Date so that utility service to the Demised Premises may remain uninterrupted.

(e) Landlord agrees to provide Tenant with a year-end reconciliation of Additional Rent for Calendar Year 2022 in accordance with the Lease, and either party (as applicable) hereby agree to pay the other party for any year-end adjustment and/or reconciliation of Additional Rent for the Calendar Year 2022, depending on whether Tenant’s monthly estimated payments of Additional Rent exceeded the actual Additional Rent amount owed after such actual costs have been determined or whether there is a deficiency owed by Tenant in accordance with the Lease, even if such year-end adjustments or reconciliations occur after the Termination Date but relate to periods prior to the Termination Date. Such amount shall be paid within thirty (30) days after receipt of the reconciliation statement for the same (which obligation shall survive the termination of the Lease and is included in the Surviving Obligations.

3. Release. Except with respect to Surviving Obligations and as otherwise expressly set forth in this Agreement, upon the later to occur of (i) the Termination Date and (ii) the date on which Tenant vacates the Demised Premises in the condition required under this Agreement and the Lease and satisfies its other obligations under this Agreement, Landlord and Tenant shall fully and forever release the other party, its successors, assigns, affiliates, employees, agents, representatives and contractors, for any and all claims that such releasing party may have in connection with the Lease, including all actions, causes of action, suits, debts, agreements, covenants, obligations, liabilities, losses, damages, claims and demands of whatever nature and whenever arising, known or unknown, at law or in equity, arising out of the Lease or otherwise.

4. No Broker. Landlord and Tenant represents and warrants to the other that it dealt with no agent or broker in bringing about or procuring this Agreement. Each of Landlord and Tenant hereby indemnifies and holds the other harmless from any and all claims, demands, suits, judgments and costs, including reasonable attorneys’ fees, which may arise out of the failure of this representation and warranty by such party.

5. Tenant Representations. Tenant represents and warrants to Landlord that (a) Tenant is the current tenant under the Lease, (b) Tenant has not sublet, assigned, licensed, hypothecated, pledged, sold or otherwise transferred or conveyed any interest in the Lease or the Demised Premises to any other party, and no party other than Tenant has any tenancy interest whatsoever in the Lease or the Demised Premises (or any portion thereof), (c) no third party consent is required for the execution and performance of this Agreement by Tenant, (d) to Tenant’s actual knowledge, on the effective date hereof, Landlord is not in default under the Lease and Tenant has no claims against Landlord, nor is Tenant entitled to any concession, rebate, allowance or free rent (except as set forth in this Agreement), (e) there is no leasehold mortgage affecting the Lease or the Demised Premises, (f) Tenant has the full right and authority to enter into this Agreement and the transactions contemplated herein and the person signing this Agreement and any other document or instrument contemplated hereby on behalf of Tenant is duly authorized to do so, (g) this Agreement and all other documents to be executed by Tenant in connection herewith are legal, valid, and binding obligations of Tenant and are enforceable against Tenant in accordance with their respective terms, and (h) to Tenant’s actual knowledge, there are no mechanic’s, materialmen’s or other liens created by Tenant or anyone claiming by, through or under Tenant affecting the Demised Premises or the land or improvements of which the Demised Premises are a part. Tenant acknowledges that Landlord is relying on the foregoing representations and warranties in entering into this Agreement and that such representations shall survive the termination of the Lease.

6. Landlord Representations. Landlord represents and warrants to Tenant that (a) no third party consent is required for the execution and performance of this Agreement by Landlord, (b) to Landlord’s actual knowledge, on the effective date hereof, Tenant is not in default under the Lease and Landlord has no claims against Tenant, (c) Landlord has the full right and authority to enter into this Agreement and the transactions contemplated herein and the person signing this Agreement and any other document or instrument contemplated hereby on behalf of Landlord is duly authorized to do so, and (d) this Agreement and all other documents to be executed by Tenant landlord in connection herewith are legal, valid, and binding obligations of Landlord and are enforceable against Landlord in accordance with their respective terms. Landlord acknowledges that Tenant is relying on the foregoing representations and warranties in entering into this Agreement and that such representations shall survive the termination of the Lease.

7. Marketing. As of the Effective Date of this Agreement, Landlord shall be entitled to enter any portion of the Demised Premises at all reasonable times and from time to time for the purpose of showing the same to prospective lessees or purchasers, and Landlord shall be entitled to market the Demised Premises for sale or lease including placing “For Sale” or “For Lease” signs on the Property within the vicinity of or on the Demised Premises.

8. Miscellaneous.

(a) Capitalized terms not expressly defined in this Agreement shall have the meanings set forth in the Lease, when applicable and the Storage License, when applicable.

(b) This Agreement sets forth the entire Agreement and understanding between the parties with respect to the termination of the Lease. This Agreement may not be modified or otherwise changed except pursuant to written agreement signed by Landlord and Tenant.

(c) Time is of the essence of this Agreement.

(d) This Agreement may be executed in counterpart, each of which constitutes an original document, and/or with counterpart signature pages, in which event this Agreement shall have the same force and effect as if the parties had signed the single signature page.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and date set forth above.

LANDLORD: 99 Hayden LLC, a Delaware limited liability company By: /s/ Matthew Donaghey Name: Matthew Donaghey Title: Manager
TENANT: Cyteir Therapeutics, Inc., a Delaware corporation By: Markus Renschler Name: Markus Renschler Title: President and CEO

Exhibit A to Agreement

Location of Supplemental HVAC Units